SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON,  DC 20549
                              ______________

                               FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
               PURSUANT  TO SECTION 12(b) OR 12(g) OF
                THE  SECURITIES EXCHANGE ACT OF 1934

                          SCI SYSTEMS, INC.
        (Exact name of registrant as specified in its  charter)

         DELAWARE                                 63-0583436
(State  or other  jurisdiction  of            (I.R.S. employer
 incorporation  or  organization)              identification no.)

c/o SCI Systems (Alabama), Inc.
2101 West Clinton Avenue, Huntsville, Alabama         35805
(Address of principal executive offices)           (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                  Name of each exchange on which
       to be so registered                  each class is to be registered

Common Stock, $.10 par value                  New York Stock Exchange



     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]
Securities to be registered pursuant to Section-12(g) of the Act:

                             None


               INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.     Description of Registrant's Securities to be Registered.

     The class of securities to be registered is the Common Stock, par value of $.10 per share, of SCI Systems, Inc., a Delaware corporation (the "Company").

     Holders of the Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor, subject to certain financial covenants contained in the Company's loan agreements. Holders of the Common Stock are entitled to one vote per share on all matters voted upon by stockholders. Stockholders do not have cumulative voting rights which means that the holders of a majority of the shares voting for the election of directors can elect all the directors then standing for election, if they choose to do so. On liquidation of the Company, the holders of the Common Stock are entitled to share pro rata in any distribution of any assets of the Company remaining after satisfaction of creditors and distribution to the holders of any outstanding Preferred Stock of the liquidation preferences of such stock and any unpaid dividends thereon. The holders of the Common Stock have no preemptive or other subscription or conversion privileges, and there are no redemption provisions with respect to such shares. The shares of Common Stock outstanding at the date of this Registration Statement are fully paid and non-assessable.

     The Certificate of Incorporation of the Company requires the affirmative vote of the holders of 70% of the voting stock to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidations, involving or proposed by certain "Interested Stockholders," unless certain price and procedural requirements are met or unless the transaction is approved by two-thirds of the disinterested directors. Generally, "Interested Stockholders" include any person who beneficially owns 20% or more of the Company's voting stock at any time during the two years prior to the date in question or an assignee or successor of such a person. In addition, the Certificate of Incorporation provides: (i) for classification of the Board of Directors into three separate classes, each elected for a term of three years; (ii) that special meetings of the stockholders may be called only by two-thirds of the directors, the Chairman of the Board, or holders of 70% of the voting stock; and
(iii) that action by the stockholders of the Company in lieu of a meeting of the stockholders may be taken only with the written consent of holders of 70% of the voting stock. Except for any amendment recommended by two-thirds of the directors, these provisions of the Certificate of Incorporation may be amended only by the affirmative vote of holders of 70% of the voting stock of the Company. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of the Company without negotiation with the Board of Directors.



Item 2.     Exhibits.

           1. All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.



                                    SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                             SCI SYSTEMS, INC.



                              By: /s/ Olin B. King
                                  --------------------
                                  Olin B. King
                                  Chairman of the Board
                                  and Chief Financial Officer
                                  (Principal Executive Officer and
                                  Principal Financial and Accounting Officer)

Date:  March 18, 1997